Exhibit 99.1

Power Solutions International Announces Fourth Quarter and Full Year 2022 Financial Results

WOOD DALE, Ill., March 31, 2023 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and full year 2022 financial results.

Fourth Quarter 2022 Results

Sales for the fourth quarter of 2022 were $137.0 million, an increase of $10.0 million, or 8%, versus the comparable period last year. The improvement in sales is comprised of increases of approximately $19.5 million and $10.0 million in the industrial and power systems end markets, respectively, partially offset by a decrease of $19.5 million in the transportation end market. The increased sales within the industrial end market primarily reflect increased demand for products used in the material handling/forklift markets. Higher power systems end market sales were driven by increases across various categories, including standby and customers that have traditionally served the oil and gas market. The decreased sales within the transportation end market were primarily attributable to lower sales in the medium duty truck market, coupled with lower sales of school bus products.

Gross profit increased by $19.8 million, or 204%, in the fourth quarter of 2022 compared to the same period last year. Gross margin in the fourth quarter of 2022 was 21.5% versus 7.6% last year, primarily due to the impact of higher sales, improved mix and pricing actions, and lower warranty expenses, among other items. For the fourth quarter of 2022, warranty costs were $1.0 million, a decrease of $7.0 million compared to warranty costs of $8.0 million last year, due largely to a contract revision for the transportation end market engines and decreased charges for adjustments to preexisting warranties during the fourth quarter of 2022. A majority of the warranty activity for the period is attributable to products sold within the transportation end market.

Operating expenses increased by $0.2 million, or 1%, versus the comparable period in 2021, primarily attributable to higher incentive compensation expense which was partially offset by a decrease in severance expenses driven by rightsizing activities during the same period in 2021.

Interest expense was $4.3 million in the fourth quarter of 2022 as compared to $2.1 million for the same period in the prior year, largely due to higher average outstanding debt and a higher overall effective interest rate on the Company’s debt during the fourth quarter of 2022.

Net income in the fourth quarter of 2022 was $9.3 million, or earnings of $0.40 per share, versus a net loss of $7.6 million, or $0.33 per share for the comparable prior year period. Adjusted net income was $10.1 million, or Adjusted earnings per share of $0.44, versus Adjusted net loss of $5.7 million, or Adjusted loss per share of $0.25 for the fourth quarter of 2021. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $16.3 million compared to negative Adjusted EBITDA of $1.9 million in the fourth quarter last year.

Net cash flows provided by operating activities was $8.9 million in the fourth quarter of 2022 as compared to net cash used by operating activities of $22.4 million in the prior year, primarily driven by the increase in earnings and improvements from working capital accounts.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $211.0 million at December 31, 2022, while cash and cash equivalents were approximately $24.3 million. This compares to total debt of approximately $211.7 million and cash and cash equivalents of approximately $16.5 million at September 30, 2022. Included in the Company’s total debt at December 31, 2022 were borrowings of $130.0 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank (the “Credit Agreement”), borrowings of $25.0 million, $50.0 million, and $4.8 million under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp. (“Weichai”), the Company’s majority stockholder. The Credit Agreement did not include any financial covenant requirements for the three months ended December 31, 2022.

On March 24, 2023, PSI entered into an amended $130.0 million Credit Agreement (the “Third Amended and Restated Credit Agreement”) with Standard Chartered Bank, which among other items, extends the maturity date of loans outstanding under the Company’s previous Credit Agreement to the earlier of March 22, 2024 or the demand of Standard Chartered. In connection with the Third Amended and Restated Credit Agreement, on March 24, 2023, the Company also amended two of its four separate shareholder’s loan agreements with its majority stockholder, Weichai, to among other things, extend the maturities thereof. Additional details are available in the Company’s Form 8-K filed on March 30, 2023.

Outlook for 2023

The Company currently projects its sales in 2023 to increase by approximately 3% versus 2022 levels, a result of expectations for strong growth in the power systems end markets partly mitigated by a reduction of sales in the transportation end market. The industrial end market is expected to remain relatively flat as compared to 2022 levels. Notwithstanding this outlook, which is being driven in part by expectations for continued improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine, among other factors.

Management Comments

Dino Xykis, Interim Chief Executive Officer, commented, “Starting in the second quarter of 2022 we took quick and decisive actions to repair and improve our margins to combat the increased costs experienced by the Company in areas such as raw materials and shipping costs. We also extensively reviewed every department within the organization to ensure we are operating as efficiently and effectively as possible. We have been pleased with the results of these initiatives as well as the overall results of the year.”

Xykis added, “We continue to evaluate our portfolio of products to ensure we focus our efforts and resources on improving profitability while developing new products based on market demand and trends. We are also focusing on the continued growth of our aftermarket business for all of our end markets.”

Xykis continued, “While economic uncertainty continues in 2023, we believe that demand from our customers remains favorable and we will benefit from the actions taken last year as we continue to grow.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber attacks; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the SEC and the United States Attorney’s Office for the Northern District of Illinois; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; impact on the global economy of the war in Ukraine; prospects of a recession, or recent and potential future disruptions in access to bank deposits or lending commitments due to bank failure; the impact of supply chain interruptions and raw material shortages; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Matt Thomas

Corporate Controller

(630) 542-2805

Matt.Thomas@psiengines.com

Results of operations for the three months and year ended December 31, 2022 compared with the three months and year ended December 31, 2021 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2022	2021	Change	% Change	2022	2021	Change	% Change
Net sales (from related parties $2,749 and $493 for the year ended December 31, 2022 and December 31, 2021, respectively)	$137,007	$126,976	$10,031	8%	$481,333	$456,255	$25,078	5%
Cost of sales (from related parties $2,262 and $346 for the year ended December 31, 2022 and December 31, 2021, respectively)	107,589	117,311	(9,722)	(8)%	392,770	414,984	(22,214)	(5)%

Gross profit	29,418	9,665	19,753	204%	88,563	41,271	47,292	115%
Gross margin %	21.5%	7.6%	13.9%		18.4%	9.0%	9.4%
Operating expenses:
Research, development and engineering expenses	4,966	4,663	303	6%	18,896	22,435	(3,539)	(16)%
Research, development and engineering expenses as a % of sales	3.6%	3.7%	(0.1)%		3.9%	4.9%	(1.0)%
Selling, general and administrative expenses	10,019	10,013	6	—%	42,941	57,871	(14,930)	(26)%
Selling, general and administrative expenses as a % of sales	7.3%	7.9%	(0.6)%		8.9%	12.7%	(3.8)%
Amortization of intangible assets	526	634	(108)	(17)%	2,124	2,535	(411)	(16)%

Total operating expenses	15,511	15,310	201	1%	63,961	82,841	(18,880)	(23)%

Operating income (loss)	13,907	(5,645)	19,552	346%	24,602	(41,570)	66,172	159%
Other expense, net:
Interest expense	4,299	2,054	2,245	109%	13,028	7,307	5,721	78%
Other income, net	—	—	—	—%	—	1	(1)	NM

Total other expense, net	4,299	2,054	2,245	109%	13,028	7,308	5,720	78%

Income (Loss) before income taxes	9,608	(7,699)	17,307	NM	11,574	(48,878)	60,452	124%
Income tax expense (benefit)	290	(125)	415	NM	304	(406)	710	NM

New income (loss)	$9,318	$(7,574)	$16,892	223%	$11,270	$(48,472)	$59,742	123%

Earnings (Loss) per common share:
Basic	$0.40	$(0.33)	$0.73	221%	$0.49	$(2.12)	$2.61	123%
Diluted	$0.40	$(0.33)	$0.73	221%	$0.49	$(2.12)	$2.61	123%
Non-GAAP Financial Measures:
Adjusted net income (loss) *	$10,101	$(5,733)	$15,834	276%	$15,735	$(26,749)	$42,484	159%
Adjusted income (loss) per share *	$0.44	$(0.25)	$0.69	276%	$0.69	$(1.16)	$1.85	159%
EBITDA*	$15,467	$(3,786)	$19,253	NM	$31,292	$(34,165)	$65,457	192%
Adjusted EBITDA *	$16,250	$(1,945)	$18,195	NM	$35,757	$(12,442)	$48,199	NM

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of December 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$24,296	$6,255
Restricted cash	3,604	3,477
Accounts receivable, net of allowances of $4,308 and $3,420 as of December 31, 2022 and December 31, 2021, respectively; (from related parties $2,325 and $168 as of December 31, 2022 and December 31, 2021, respectively)	89,894	65,110
Income tax receivable	555	4,276
Inventories, net	120,560	142,192
Prepaid expenses and other current assets	16,364	8,918

Total current assets	255,273	230,228

Property, plant and equipment, net	13,844	17,344
Right-of-use assets, net	13,282	13,545
Intangible assets, net	5,660	7,784
Goodwill	29,835	29,835
Other noncurrent assets	2,019	1,802

TOTAL ASSETS	$319,913	$300,538

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $23,358 and $12,548 as of December 31, 2022 and December 31, 2021, respectively)	$76,430	$93,256
Current maturities of long-term debt	130	107
Revolving line of credit	130,000	130,000
Finance lease liability, current	90	147
Operating lease liability, current	2,894	3,978
Other short-term financing (from related parties $75,020 and $25,000 as of December 31, 2022 and December 31, 2021, respectively)	75,614	25,000
Other accrued liabilities (from related parties $5,232 and $385 as of December 31, 2022 and December 31, 2021, respectively)	34,109	30,823

Total current liabilities	319,267	283,311

Deferred income taxes	1,278	1,016
Long-term debt, net of current maturities (from related parties $4,800 and $25,000 as of December 31, 2022 and December 31, 2021, respectively)	5,029	25,376
Finance lease liability, long-term	170	260
Operating lease liability, long-term	10,971	10,304
Noncurrent contract liabilities	3,199	3,330
Other noncurrent liabilities	10,371	18,964

TOTAL LIABILITIES	$350,285	$342,561

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,951 and 22,926 shares outstanding at December 31, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	157,673	157,436
Accumulated deficit	(187,096)	(198,366)
Treasury stock, at cost, 166 and 191 shares at December 31, 2022 and December 31, 2021, respectively	(972)	(1,116)

TOTAL STOCKHOLDERS’ DEFICIT	(30,372)	(42,023)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$319,913	$300,538

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Cash used in operating activities
Net income (loss)	$9,319	$(7,574)	$11,270	$(48,472)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of intangible assets	526	634	2,124	2,535
Depreciation	1,034	1,224	4,566	4,871
Stock-based compensation expense	70	60	385	394
Amortization of financing fees	448	717	2,178	2,819
Deferred income taxes	164	(150)	189	29
Other adjustments, net	846	289	1,746	941
Changes in operating assets and liabilities:
Accounts receivable	(7,161)	(10,563)	(24,796)	(4,952)
Inventory, net	5,878	2,327	20,426	(34,840)
Prepaid expenses, right-of-use assets and other assets	2,038	2,394	(4,251)	(103)
Accounts payable	3,182	3,307	(17,004)	62,105
Income taxes refundable	11	—	3,721	—
Accrued expenses	(5,695)	(15,848)	2,107	(42,759)
Other noncurrent liabilities	(1,798)	806	(11,506)	(4,046)

Net cash used in operating activities	8,862	(22,377)	(8,845)	(61,478)

Cash (used in) provided by investing activities
Capital expenditures	(363)	188	(1,354)	(1,968)
Return of investment in joint venture	—	—	—	2,263
Other investing activities, net	—	15	—	103

Net cash (used in) provided by investing activities	(363)	203	(1,354)	398

Cash (used in) provided by financing activities
Repayments of long-term debt and lease liabilities	(53)	(94)	(256)	(380)
Proceeds from short-term financings	—	25,000	31,582	51,309
Repayment of short-term financings	(587)	(472)	(1,168)	(1,180)
Payments of deferred financing costs	—	(600)	(1,787)	(3,162)
Other financing activities, net	(1)	(2)	(4)	(42)

Net cash (used in) provided by financing activities	(641)	23,832	28,367	46,545

Net increase (decrease) in cash, cash equivalents, and restricted cash	7,858	1,658	18,168	(14,535)
Cash, cash equivalents, and restricted cash at beginning of the period	20,042	8,074	9,732	24,267

Cash, cash equivalents, and restricted cash at end of the period	$27,900	$9,732	$27,900	$9,732

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled measures reported by other companies. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income (loss) to Adjusted net income (loss) earnings for the three and twelve months ended December 31, 2022 and 2021 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$9,318	$(7,574)	$11,270	$(48,472)
Stock-based compensation [1]	70	60	385	394
Severance [2]	—	905	462	1,595
Internal control remediation [3]	19	312	467	1,283
Governmental investigations and other legal matters [4]	694	564	3,151	18,451

Adjusted net income (loss)	$10,101	$(5,733)	$15,735	$(26,749)

The following table presents a reconciliation from Loss per common share – diluted to Adjusted (loss) earnings per share for the three and twelve months ended December 31, 2022 and 2021 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Income (loss) per common share – diluted	$0.40	$(0.33)	$0.49	$(2.12)
Stock-based compensation [1]	0.01	—	0.02	0.02
Severance [2]	—	0.04	0.02	0.07
Internal control remediation [3]	—	0.01	0.02	0.06
Governmental investigations and other legal matters [4]	0.03	0.03	0.14	0.81

Adjusted income (loss) per share – diluted	$0.44	$(0.25)	$0.69	$(1.16)

Diluted shares (in thousands)	22,960	22,926	22,948	22,908

The following table presents a reconciliation from Net income (loss) to EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$9,318	$(7,574)	$11,270	$(48,472)
Interest expense	4,299	2,054	13,028	7,307
Income tax expense (benefit)	290	(125)	304	(406)
Depreciation	1,034	1,225	4,566	4,871
Amortization of intangible assets	526	634	2,124	2,535

EBITDA	15,467	(3,786)	31,292	(34,165)
Stock-based compensation [1]	70	60	385	394
Severance [2]	—	905	462	1,595
Internal control remediation [3]	19	312	467	1,283
Government investigations and other legal matters [4]	694	564	3,151	18,451

Adjusted EBITDA	$16,250	$(1,945)	$35,757	$(12,442)

1.	Amounts reflect non-cash stock-based compensation expense.
2.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.

For the three and twelve months ended December 31, 2022, the amounts include a benefit of less than $(0.1) million and an expense of $0.1 million, respectively, and expense of $0.5 million and $15.7 million, for the three and twelve months ended December 31, 2021, respectively, for professional services fees related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 10. Commitments and Contingencies of Item 8. Financial Statements and Supplementary Data, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.